Exhibit 99.1

Alnylam Pharmaceuticals Reports Second Quarter 2007 Financial Results

    - Company Revises Cash Guidance for 2007 to over $435 Million; Revenues and Cash Position Significantly Strengthened Year-Over-Year -


    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Aug. 9, 2007--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the second quarter of 2007, company highlights, and an update on cash guidance and pipeline goals.

    "The first half of 2007 has been game changing for Alnylam. The formation of our new alliance with Roche is an important event for the company, and one that allows us to advance our efforts in a significant and stronger way as we continue to build a leading biopharmaceutical company focused on the development of RNAi therapeutics," said John Maraganore, Ph.D., President and Chief Executive Officer of Alnylam. "Our success on the business front is complemented by execution in our clinical development efforts and a commitment to advancing our other pipeline programs in a high quality manner. In this regard, we were extremely pleased to advance our proprietary RSV program into a Phase II trial, the company's first opportunity to demonstrate human proof-of-concept for an RNAi therapeutic."

    Cash, Cash Equivalents and Marketable Securities

    At June 30, 2007, Alnylam had cash, cash equivalents and marketable securities of $194.8 million, compared to $217.3 million at December 31, 2006.

    Net Loss

    The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the second quarter of 2007 was $12.7 million, or $0.34 per share (including $1.8 million, or $0.05 per share of non-cash stock-based compensation expense), compared to $9.9 million, or $0.31 per share (including $1.6 million, or $0.05 per share of non-cash stock-based compensation expense), in the second quarter of 2006.

    Revenues

    Revenues in the second quarter of 2007 were $9.1 million, compared to $6.0 million during the second quarter of 2006. Included in revenues in the second quarter of 2007 were $4.4 million of cost reimbursement and amortization revenues related to the company's collaborations with Novartis, $2.8 million of expense reimbursement revenues from the National Institutes of Health (NIH) for Ebola, and $1.9 million of expense reimbursement and amortization revenues from Biogen Idec, Merck, research reagent and services licensees, and other sources. Revenues in the second quarter of 2006 consisted primarily of $5.6 million of cost reimbursement and amortization revenues related to the company's collaborations with Novartis.

    Research and Development Expenses

    Research and development (R&D) expenses were $18.8 million in the second quarter of 2007, including $0.9 million of non-cash stock-based compensation, compared to $12.6 million in the second quarter of 2006, including $0.9 million of non-cash stock-based compensation. The increase in R&D expenses was primarily due to higher external service costs associated with the company's pre-clinical programs for the treatment of hypercholesterolemia, liver cancer and Ebola, as well as an increase in clinical trial expenses in support of the company's clinical program for respiratory syncytial virus (RSV) infection, which recently began Phase II clinical trials. Also contributing to the increase were expenses associated with the company's delivery-related collaborations, as well as costs related to an increase in R&D headcount over the past year to support the company's expanding pipeline and alliances.

    General and Administrative Expenses

    General and administrative (G&A) expenses were $5.3 million in the second quarter of 2007, including $0.9 million of non-cash stock-based compensation, compared to $4.5 million in the second quarter of 2006, including $0.7 million of non-cash stock-based compensation. The increase in G&A expenses was primarily due to higher professional service fees as a result of increased business activities, including the company's recent alliance with Roche.

    2007 Financial Guidance

    Alnylam is increasing its year-end 2007 cash guidance to greater than $435 million from greater than $180 million. This change in guidance is a result of the company's recent alliance with Roche and represents the upfront payments and equity investment the company made by Roche in August, offset by certain payments due to its licensors, deal costs and costs associated with the expansion in Cambridge, Massachusetts as the company transitions the activities performed by its Alnylam Europe facility in Germany.

    "Our strong cash position, combined with continued funding from our collaborations, allows us to further advance our pipeline of proprietary and partnered RNAi therapeutic programs as we build our business," stated Patricia Allen, Vice President, Finance and Treasurer at Alnylam. "Although there will be increased R&D expenses and revenues over the remainder of the year, we expect to maintain a solid financial profile with a strong revenue base as a result of our existing and more recent collaborations, balanced with planned investments in advancing our pipeline. As a result of our alliance with Roche, we now expect to end 2007 with greater than $435 million in cash, allowing us significant resources to execute on our scientific, clinical, and business objectives."

    Second Quarter 2007 and Recent Corporate Highlights

    Product Pipeline and Scientific Leadership Highlights

    -- Continued Progress with Development of ALN-RSV01 for RSV Infection. Alnylam's most advanced clinical development program is ALN-RSV01 for the treatment of RSV infection, where previously reported data have demonstrated robust pre-clinical efficacy in animal models and human tolerability in Phase I studies. In the second quarter, the company initiated a Phase II study in experimentally infected adults to evaluate safety, tolerability, and anti-viral activity of ALN-RSV01 treatment. Results from Part I of this study, presented at the Pediatric Academic Societies' Annual Meeting in May, demonstrated the establishment of a safe and reliable RSV infection of the upper respiratory tract in adult volunteers. Data from the Phase II study are expected in the second half of the year. Alnylam's Phase I inhalation trial with ALN-RSV01 is still actively enrolling and data from this safety trial are also expected in the second half of the year. As it relates to a Phase II trial in naturally infected patients, Alnylam now expects to initiate this study in the first half of 2008.

    -- Expanded Development Pipeline. At the American Association for Cancer Research meeting in April, Alnylam announced that it had expanded its pipeline with the advancement of another development program: ALN-VSP01, a systemically delivered RNAi therapeutic for the treatment of liver cancers and potentially other solid tumors. ALN-VSP01 is comprised of two siRNAs, each targeting a distinct and well-validated gene in the growth and proliferation of tumors: VEGF (vascular endothelial growth factor) and KSP (kinesin spindle protein).

    -- Update on Pipeline Progress. Alnylam remains committed to its pandemic flu program; however, the company does not expect this effort to result in the filing of an investigational new drug application (IND) in 2007 due to the need for optimized formulations to achieve the requisite level of in vivo efficacy, and also due to changes in the level of federal support for novel treatments for pandemic flu. As a result, the company is revising its goal so that it now is seeking to file one IND this year for either ALN-PCS01 for the treatment of hypercholesterolemia, or ALN-VSP01 for the treatment of liver cancers and potentially other solid tumors. As these are Alnylam's first systemic delivery programs, the timing of this IND will depend on many development efforts, including the results of GLP toxicology studies, which are currently ongoing. Finally, the company continues to expect to advance one additional development program this year, in addition to ALN-VSP01, to continue to build its pipeline.

    -- Increased Commitment to Delivery Technologies for RNAi Therapeutics. As part of its commitment to and leadership in the delivery of RNAi therapeutics, Alnylam signed an agreement with the Massachusetts Institute of Technology (MIT) Center for Cancer Research to sponsor an exclusive five-year research program focused on the delivery of RNAi therapeutics. Robert Langer, an Institute Professor at MIT, and Daniel Anderson, of the MIT Center for Cancer Research, are the co-investigators of the research program.

    -- Continued Demonstration of Scientific Leadership. Alnylam continued its scientific leadership through publication and presentation of peer-reviewed research. Publications which appeared during the period include:

        -- "miR-181a is an intrinsic modulator of T cell sensitivity and selection" by Li et. al., Cell 129, 147-161 (2007);
        -- "Specificity, duplex degradation and subcellular localization of antagomirs" by Krutzfeldt et. al., Nucleic Acids Research 35, 2885-2892 (2007); and,
        -- "Interfering with disease: a progress report on siRNA-based therapeutics" by de Fougerolles et. al., Nature Reviews Drug Discovery 6, 443-453 (2007).

    Business Execution Highlights

    -- Formed Major Alliance with Roche, Valued at Over $1 Billion. Roche and Alnylam formed a major partnership on RNAi therapeutics - the largest drug discovery alliance in biotech history and broadest collaboration on RNAi therapeutics to date. Roche obtained a non-exclusive license to existing Alnylam fundamental, chemistry, and delivery IP for RNAi therapeutics in certain defined fields: oncology, respiratory, metabolic, and certain liver diseases. In addition, Alnylam and Roche will collaborate on RNAi drug discovery on target(s) to be determined in the future, and Roche has acquired Alnylam's European subsidiary, which Roche has stated will become a Center of Excellence for RNAi therapeutics. This alliance adds significant capital to Alnylam's efforts in building a leading biopharmaceutical company based on the development and commercialization of its own proprietary pipeline and does not exclude Alnylam from any target in any therapeutic area. The company retains the rights to do similar alliances in the future. The alliance which closed today is valued at over $1 billion. Alnylam will receive an aggregate of $331 million in upfront cash in August 2007, including an equity investment, which was a purchase of 1,975,000 shares of common stock at a price of $21.50 per share, representing a position of approximately five percent in the company, and the purchase price for Alnylam Europe. The company could also receive significant milestones per successful product and additional payments related to field expansion options, in addition to significant royalties on product sales.

    -- Advanced Medtronic Collaboration. Alnylam and Medtronic are advancing their collaboration initiated in February 2005, following positive pre-clinical data generated under the initial joint technology development phase of the program. The collaboration will initially focus on developing a novel drug-device combination for the treatment of Huntington's disease, with a product expected to consist of an RNAi therapeutic targeting the huntingtin gene that is delivered by Medtronic's implantable infusion pump. In addition, the agreement has been revised as a 50/50 partnership. Medtronic and Alnylam will each fund 50 percent of the development efforts for the U.S. while Medtronic is responsible for funding development efforts outside the U.S. Medtronic will commercialize any resulting products and pay royalties to Alnylam approximating 50 percent of the profit on U.S. sales. Outside the U.S., Medtronic is solely responsible for development and commercialization and Alnylam is eligible for significant royalties on sales of RNAi therapeutic and device.

    -- Awarded $38.6 Million Contract from U.S. Government for Alnylam Biodefense Initiative. Alnylam announced earlier today that it was awarded a $38.6 million contract over 33 months from the United States Defense Threat Reduction Agency (DTRA) to develop a broad spectrum RNAi anti-viral therapeutic for the treatment of viral hemorrhagic fever. Viral hemorrhagic fevers are considered by federal agencies to be high priority agents that pose a risk to national security because they can be easily disseminated from person to person, result in high mortality rates, and require special action for public health preparedness. Combined with the company's Ebola contract from the National Institutes of Health for $23 million awarded in September 2006 and other sources of federal funding, Alnylam has now been granted more than $63 million in federal contracts for Alnylam Biodefense.

    Intellectual Property (IP) Leadership Highlights

    -- European Patent Office (EPO) Allows Tuschl II Patent. A key fundamental patent from Alnylam's exclusively held "Tuschl II" patent series has been allowed by the EPO. It is expected that patent will be granted by the EPO within the next six months. The European patent (EP 1407044 or "'044 patent") broadly covers compositions, methods, and uses of small interfering RNAs (siRNAs), the molecules that mediate RNAi.

    --  Australian Patent Office Grants Tuschl II Patent. The
        Australian patent office granted the Tuschl II patent (No. 2002235744) including broad claims covering siRNAs.

    -- Canadian Intellectual Property Office (CIPO) Issued Kreutzer-Limmer I Patent. Alnylam announced today that a patent from its exclusively held "Kreutzer-Limmer I" patent series was issued by the CIPO. The issued patent (No. 2,359,180) describes broad and key features of siRNAs with claims covering methods, medicaments, and uses of siRNAs having a length of 15-49 base pairs and relevant chemical modifications to stabilize the siRNA.

    -- Secured Continued Exclusivity to Isis IP Estate for RNAi Therapeutics. Alnylam has initiated IND-enabling studies with an RNAi therapeutic clinical candidate that utilizes technology and IP licensed exclusively from Isis Pharmaceuticals, Inc. The achievement of the development milestone demonstrates the importance of Isis technology for the advancement of RNAi therapeutics and secures Alnylam's continued exclusivity to Isis IP for the field of RNAi therapeutics.

    -- Advancement of Additional Patents. In addition to the above progress on fundamental IP, the Tuschl I patent has recently been allowed in Australia (No. 2001249622). The Tuschl I patent series is licensed to Alnylam for all therapeutic areas from Max Planck Innovation GmbH, MIT, and the Whitehead Institute for Biomedical Research.

    -- Continued Leveraging of Intellectual Property for Near-Term Value Creation. Alnylam continues to leverage its IP position for near-term value. This was done recently with a license of the Kreutzer-Limmer patent family to Hayashi Kasei for the research reagent market.

    Organizational Highlights

    -- Expanded Board of Directors. Alnylam elected Victor Dzau, M.D. to its Board of Directors. Dr. Dzau is Chancellor for Health Affairs at Duke University, and President and Chief Executive Officer of the Duke University Health System. He is also the James B. Duke Professor of Medicine and Director of Molecular and Genomic Vascular Biology at Duke.

    -- Strengthened Management Team. Alnylam expanded its management team with three key hires: Philip Chase to the position of Vice President, Legal; Eric Raichle to the position of Vice President, Human Resources; and Jason Rhodes to the position of Vice President, Business Development.

    Conference Call Information

    Alnylam will host a conference call at 4:30 p.m. ET on August 9, 2007 to discuss 2007 second quarter financial results and recent corporate developments. The call may be accessed by dialing
888-680-0869 (domestic) or 617-213-4854 (international) five minutes prior to the start time and providing the passcode 59482676.

    A replay of the call will be available from 6:30 p.m. ET on August 9, 2007 until August 16, 2007. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 55924285. A live audio webcast of the call will also be available on the "Investors" section of the company's website, www.alnylam.com. An archived webcast will be available on the company's website approximately two hours after the event and will be archived for 14 days thereafter.

    About RNA Interference (RNAi)

    RNAi is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as "a major scientific breakthrough that happens once every decade or so," and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. RNAi therapeutics target the cause of diseases by potently silencing specific messenger RNAs (mRNAs), thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

    About Alnylam Pharmaceuticals

    Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is leading the translation of RNAi as a new class of innovative medicines with peer-reviewed research efforts published in the world's top scientific journals including Nature, Nature Medicine, and Cell. The company is leveraging these capabilities to build a broad pipeline of RNAi therapeutics; its most advanced program is in Phase II human clinical trials for the treatment of respiratory syncytial virus (RSV) infection. In addition, the company is developing RNAi therapeutics for the treatment of influenza, hypercholesterolemia, and liver cancers, amongst other diseases. The company's leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen Idec, and Roche. The company, founded in 2002, maintains headquarters in Cambridge, Massachusetts. For more information, visit www.alnylam.com.

    Alnylam Forward-Looking Statements

    Various statements in this release concerning our future expectations, plans, and prospects, including, without limitation, statements related to clinical development plans for ALN-RSV01, ALN-VSP01, ALN-PCS01 and our other product candidates, the filing of an IND for ALN-VSP01 and ALN-PCS01 and our other product candidates and projections for the amount and sufficiency of cash, cash equivalents and marketable securities, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: our approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; our ability to fund and the results of further pre-clinical and clinical trials; obtaining, maintaining and protecting intellectual property utilized by our products; our ability to enforce our patents against infringers and to defend our patent portfolio against challenges from third parties; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales, and distribution of products; the successful development of our product candidates, all of which are in early stages of development; obtaining regulatory approval for products; competition from others using technology similar to ours and others developing products for similar uses; our dependence on collaborators; and our short operating history; as well as those risks more fully discussed in the "Risk Factors" section of our most recent report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.



                    Alnylam Pharmaceuticals, Inc.
      Unaudited Condensed Consolidated Statements of Operations
               (In thousands, except per share amounts)

                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------- -------------------
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------

Net revenues from research
 collaborators                 $  9,133  $  6,021  $ 16,350  $ 11,738
                               --------- --------- --------- ---------

Operating expenses:
  Research and development (1)   18,813    12,599    45,484    24,306
  General and administrative
   (1)                            5,273     4,531     9,813     8,338
                               --------- --------- --------- ---------
    Total operating expenses     24,086    17,130    55,297    32,644
                               --------- --------- --------- ---------
    Loss from operations        (14,953)  (11,109)  (38,947)  (20,906)
                               --------- --------- --------- ---------
Other income (expense):
  Interest income                 2,578     1,538     5,268     2,798
  Interest expense                 (275)     (230)     (561)     (468)
  Other expense                     (41)     (109)      (96)     (194)
                               --------- --------- --------- ---------
    Total other income
     (expense)                    2,262     1,199     4,611     2,136
                               --------- --------- --------- ---------
Net loss                       $(12,691) $ (9,910) $(34,336) $(18,770)
                               ========= ========= ========= =========

    Net loss per common share
     - basic and diluted       $  (0.34) $  (0.31) $  (0.92) $  (0.60)
                               ========= ========= ========= =========

Weighted average common shares
 - basic and diluted             37,534    32,010    37,454    31,080


(1) Non-cash stock-based
 compensation expense included
 in these amounts are as
 follows:
  Research and development     $    864  $    918  $  2,020  $  2,448
  General and administrative        922       688     1,926     1,533



                    Alnylam Pharmaceuticals, Inc.
           Unaudited Condensed Consolidated Balance Sheets
                            (In thousands)

-------------------------------------------- ------------ ------------
                                               June 30,   December 31,
                                                 2007         2006
-------------------------------------------- ------------ ------------
Cash, cash equivalents and marketable
 securities                                      $194,768     $217,260
Collaboration receivables                           5,615        3,829
Prepaid expenses and other current assets           1,575        1,695
Property and equipment, net                        12,965       12,173
Long-term restricted cash                           2,313        2,313
Intangible and other assets                         2,422        2,736
-------------------------------------------- ------------ ------------
Total assets                                     $219,658     $240,006
-------------------------------------------- ------------ ------------
Other current liabilities                         $19,266      $11,781
Deferred revenue                                   12,945       17,930
Notes payable, net of current portion               4,906        5,919
Deferred rent                                       3,271        3,202
Total stockholders' equity                        179,270      201,174
-------------------------------------------- ------------ ------------
Total liabilities and stockholders' equity       $219,658     $240,006
-------------------------------------------- ------------ ------------

    This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam's Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2006.


    CONTACT: Alnylam Pharmaceuticals, Inc.
             Cynthia Clayton, 617-551-8207
             Director, Investor Relations and Corporate Communications or
             Patricia Allen, 617-551-8362
             Vice President, Finance and Treasurer